Exhibit 10.6

October 23, 2024

Re: Employment Offer Letter

Dear Ms. Wyant,

You (“you” or “Executive”) have been Acting Chief Financial Officer for Nxu, Inc (“Nxu” or the “Company”) since December 5, 2023. After reviewing your performance, we would like to remove the “Acting” designation and make you the Company’s Chief Financial Officer. You are hereby offered the position of Chief Financial Officer of Nxu. Please accept this communication as an offer letter and an agreement on the basic terms of your employment relationship (“Offer Letter”). This Offer Letter is subject to Nxu’s employment policies and procedures as they relate to all of Nxu’s employees, as well as any other documents you must execute before your employment, as listed herein. You will continue to manage the Finance and Accounting teams and will report directly to Nxu’s Chief Executive Officer, Mark Hanchett (“CEO”).

1.	Duties. Although subject to change based on management and decisions at the discretion of the CEO, your initial tasks will include, but are not limited to:

Planning:

•	Monitor and direct the implementation of strategic business plans, specifically related to the Company’s pursuit of a business combination
•	Support tactical initiatives to reduce liabilities, collect receivables and sell Company assets
•	Manage, implement, and oversee the Company’s cash position and forecasts of projected cash inflows and outflows

Operations:

•	Meaningfully and reasonably participate in key decisions as a member of Company’s executive team, as directed
•	Maintain quality and professional relationships with all members of the management team and teams you supervise
•	Manage the accounting, finance, and tax functions of the company, as assigned
•	Oversee Company’s transaction processing systems
•	Identify and implement operational best practices within the finance and accounting functional areas
•	Assist with acquisitions and related due diligence and negotiations, as directed

Financial Information:

•	Oversee the issuance of required financial information and reporting
•	Personally review, amend, and approve all Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission
•	Report financial results to the Board of Directors

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Risk Management:

•	Understand and help to mitigate key elements of Company’s risk profile
•	Construct and monitor reliable control systems
•	Maintain appropriate insurance coverage
•	Ensure that record keeping meets the requirements of auditors and government agencies
•	Report risk issues to the audit committee of the Board of Directors
•	Maintain relations with external auditors and lead the investigation of their findings and recommendations Funding:
•	Monitor cash balances and cash forecasts
•	Invest funds

Third Parties:

•	Maintain banking relationships

You will also be responsible for compliance with existing Company policies and procedures. All Company policies and procedures are subject to change and you will be notified of any approved changes in writing. Once changes are approved and communicated to you, you will be responsible for your compliance with all such policies and procedures, as amended.

2.	Compensation and Reimbursement.

(a)       Compensation. Effective as of the date of this Agreement, your initial compensation package includes base annual salary of $300,000, payable in accordance with the Company’s regular payroll practices and subject to all legal withholdings and deductions.

(b)       Equity Compensation. The equity compensation to which you are entitled is set forth on Exhibit A (collectively “Equity Compensation”).

(c)       Reimbursement of Business Expenses. You are authorized to incur reasonable expenses in carrying out your duties hereunder and shall, upon receipt by the Company of proper documentation with respect thereto (setting forth the amount, business purpose and establishing payment) be reimbursed for all such business expenses, subject to the Company’s written expense reimbursement policies, employee travel policies and any written pre-approval policies in effect from time to time.

(d)       Clawback Policy. To the extent required by applicable law or regulation, any applicable stock exchange listing standards or any clawback policy, adopted by the Company pursuant to any such law, regulation or stock exchange listing standards, or to comport with good corporate governance practices, any incentive compensation granted to you (whether pursuant to this Agreement or otherwise) shall be subject to the provisions of any applicable clawback policies or procedures, which may provide for forfeiture and/or recoupment of such amounts paid or payable under this Agreement or otherwise, including incentive equity awards granted to you.

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(e)       Financing Bonus. The Company intends to enter into an Agreement and Plan of Merger, by and among the Company, Verde Bioresins, Inc., NXU Merger Sub, Inc. and NXU Merger Sub, LLC (the “Merger Agreement”). Subject to and following the closing of the transactions contemplated by the Merger Agreement (the “Transaction”) and before December 31, 2025, the Company intends to attempt to obtain financing through the sale, in one or more transactions, of Company equity securities to one or more third parties that are unaffiliated with both the Company and Verde Bioresins, Inc. (each such transaction, a “Post-Closing Financing”). Provided you were employed by the Company on the date of the closing of the Transaction, within thirty (30) days of the date on which the Company raises at least $5 million as a result of one or more Post-Closing Financings, the Company shall pay to Executive a lump sum payment in an amount equal to (a) a fraction (i) the numerator of which is the amount raised by the Company in such Post-Closing Financings (provided that such amount shall be deemed not to exceed $10 million) and (ii) the denominator of which is $10 million, times (b) six months of Executive’s base salary as of the date of the closing of the Transaction (the “Financing Bonus”). In the event that the Company subsequently closes any additional Post-Closing Financings prior to December 31, 2025, the Financing Bonus shall be increased by an amount equal to the excess of (A) an amount equal to (1) a fraction (x) the numerator of which is the cumulative amount raised by the Company in all Post-Closing Financings (provided that such amount shall be deemed not to exceed $10 million) and (y) the denominator of which is $10 million times (2) six months of Executive’s base salary as of the date of the closing of the Transaction over (B) the aggregate Financing Bonus that has been previously paid to Executive. For the avoidance of doubt, (i) Executive is not required to remain employed following the closing of the Transaction to receive payment of the Financing Bonus; (ii) eligibility for the Financing Bonus is subject to Executive having timely executed and not revoked the general release substantially in the form attached hereto as Exhibit B in connection with any termination of employment; (iii) the Financing Bonus shall be made, if at all, during the 2025 calendar year; (iv) if the Company is unable to raise at least $5 million through one or more Post-Closing Financings in 2025, the Financing Bonus shall not be paid and Executive shall have no further rights with respect thereto and (v) in no event will the aggregate Financing Bonus payable to the Executive exceed an amount equal to six months of Executive’s base salary as of the date of the closing of the Transaction.

3.	Executive Benefits.

You shall be provided the opportunity to participate in all standard employee benefit programs made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. The Company reserves the right to amend any employee benefit plan, policy, program or arrangement from time to time, or to terminate such plan, policy, program or arrangement, consistent with the terms thereof at any time and for any reason without providing you with notice.

You shall be eligible to receive paid vacation in accordance with and subject to the Company’s vacation policies in effect from time to time.

4.	Termination of Employment.

4.1        Termination Due to Death. If Executive shall die during the Term, this Agreement shall terminate, except for payment of Base Salary, Equity Compensation, Bonus Compensation and other amounts as otherwise provided in Section 2 of this Agreement. No severance benefits shall be due to Executive’s estate in connection with such termination.

4.2        Termination at the Option of Executive. Executive may resign and terminate her employment without further liability upon thirty (30) days prior written notice to the Company.

4.3        Termination by Executive for Good Reason. For the purposes of this Section 4.3, termination of this Agreement by Executive for “Good Reason” means the termination of this Agreement initiated by Executive resulting from any of the following events without Executive’s express written consent which is not cured by the Company within thirty (30) days of the date of the written notice thereof from Executive to the Company, provided that such written notice must be provided to the Company by the Executive within thirty (30) days of the event occurring and Executive must terminate employment within 30 days of the end of the Company’s cure period: (i) a material diminution in Executive’s base salary (except for any across-the-board reduction impacting substantially all executives of the Company of not more than 10%); (ii) the assignment to Executive of any duties that would result in Executive’s violation of applicable law or regulation, including the AICPA Code of Conduct; (iii) any action by Company that results in a material diminishment in Executive’s authority, duties or responsibilities; or (iv) the material breach by the Company of this Agreement. Notwithstanding the foregoing, neither (y) any change to any of Executive’s base salary or Executive’s duties, authority or responsibilities or Executive’s principal place of employment while the Merger Agreement is in effect, nor (z) any of the transactions contemplated by the Merger Agreement, including the closing of the Transaction itself or Executive’s resignation from her position as an officer of the Company or a member of the Board, shall be an event that constitutes Good Reason for purposes of this Agreement.

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Following a termination of the Merger Agreement in accordance with its terms which results in the abandonment of the transactions contemplated thereby, if this Agreement is terminated by Executive for Good Reason, in addition to all other amounts payable to Executive hereunder, Executive shall receive severance payments provided in Section 4.5 of this Agreement in the same manner as if the Company had terminated Executive’s employment without Cause.

4.4       Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder upon the occurrence of one or more of the following events listed in subsection (a) through (e ) below (“Cause”) and no payments, severance or other benefits shall be due to Executive in connection with such termination for Cause other than accrued and unpaid Base Salary, Equity Compensation, and Bonus Compensation due, if any, up to the Date of Termination (as defined below):

(a)        Executive commits fraud, embezzlement, or an act of material willful misconduct;

(b)       Executive is convicted of a felony or of any crime or offense involving moral turpitude or any property of the Company or its Affiliates (as defined below) or any other crime that reflects adversely on the Company;

(c)       Executive commits an act of gross negligence in carrying out her duties under this Agreement (for purposes of this Agreement, “gross negligence” means a higher level of negligence representing an extreme departure from the ordinary standard of care);

(d)       Executive breaches any material provision of this Agreement or any other material provision of any other agreement between Executive and the Company (or its Affiliates) or acts other than in accordance with the reasonable directions of the Board (which are consistent with this Agreement and Executive’s position with the Company) and, if curable, Executive fails to cure the breach or failure within thirty (30) days of the Company’s notice thereof to Executive; or

(e)        Executive is unable to perform Executive’s job responsibilities in all material respects as a result of a physical or mental illness, injury or condition that persists for more than six (6) months (whether or not consecutive) (“Disability”).

4.5        Termination by the Company Without Cause. Only following a termination of the Merger Agreement in accordance with its terms which results in the abandonment of the transactions contemplated thereby, if the Company terminates Executive’s employment hereunder (other than as a result of Executive’s death, Disability or for Cause) (i) Executive shall be entitled to receive, as severance, any amount accrued and payable for services provided under normal employment as provided in Section 2, (ii) a lump sum of $150,000, less applicable taxes and withholding, payable in one lump sum on the next regularly scheduled payroll date following the expiration of the release revocation period described in Section 4.6, and (iii) Equity Compensation as outlined on Exhibit A shall continue to be paid to Executive in accordance with Exhibit A. For the avoidance of doubt, Executive shall have no rights to any severance benefits under this Section 4 while the Merger Agreement is in effect or from and after the consummation of the Transaction.

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4.6       Release. As a condition of Executive’s receiving the severance in Section 4.3 or 4.5 or the Financing Bonus in Section 2(e), the Executive shall provide the Company with a valid, executed General Release in the form substantially attached hereto as Exhibit B, and not revoke such General Release prior to the expiration of any revocation rights afforded to Executive by applicable law. The Company shall provide Executive with the General Release on or within ten (10) days following the Separation Date, and Executive must deliver the executed General Release to the Company within twenty-one (21) days (or, if greater, the minimum period required by applicable law for a fully valid release) after the later of the Separation Date or the receipt of the release in substantially final form. If Executive does not return the General Release within this time period, Executive shall not be entitled to the benefits provided under Sections 2(e), 4.3 or 4.5 of this Agreement.

5.	Acknowledgement.

You acknowledge that the compensation, including, but not limited to the offer, the specialized training, and the Confidential Information provided to you pursuant to your employment with Nxu give rise to Nxu’s interest in restraining you from violating any restrictive covenants by which you are bound, and that said covenants are designed to enforce such consideration and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Nxu. Nothing in this offer supersedes or nullifies any portion or provision in Nxu’s Employee Covenants Agreement and/or Nxu’s policies and procedures. The terms of this offer shall be read in cooperation and conjunction with any such policies and procedures.

In accepting this offer, you also authorize the Company to share with the prospective buyer such personal employment data as would reasonably allow the buyer to evaluate your contribution to the business and future role.

6.	Confidentiality.

You agree that during your employment, you shall not, and shall cause your affiliates and representatives not to, disclose to any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority (each, a “Person”), except (i) to the your legal, financial, tax or accounting advisors, or (ii) as compelled by law, any Confidential Information for any reason or purpose whatsoever, and you shall not, and shall cause your affiliates or representatives not to, make use of any of the Confidential Information for their own purposes or for the benefit of any Person except the Company or its affiliates or subsidiaries (the “Company Group” and each a “Company Group Member”). In the event that you or any of your affiliates or representatives are compelled by law to disclose any Confidential Information, you shall promptly provide written notice to the Company of the request or requirement so that the Company may seek (at the Company’s sole cost and expense) an appropriate protective order or waive compliance with the provisions of this section. If, in the absence of a protective order or the receipt of a waiver hereunder, you or any of your affiliates or representatives are compelled by law to disclose any Confidential Information to any tribunal, you or your affiliates, as applicable, may disclose the Confidential Information to the tribunal; provided, that you or your affiliates, as applicable, shall use commercially reasonable efforts to obtain, at the request and sole expense of the Company, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate.

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For purposes of this Agreement, “Confidential Information” shall mean any information of a confidential or proprietary nature concerning the business or affairs of the Company; provided however, “Confidential Information” shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure by you to the receiving party in violation of this Agreement or (ii) becomes available to you or your affiliates on a non-confidential basis, so long as such source is not known by you to be bound by a confidentiality agreement with the Company prohibiting such disclosure.

Nothing in this Agreement or otherwise shall be construed to limit Executive’s ability to file a charge or complaint with the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies” or limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Any non-disclosure provision in this Agreement or other policy or agreement from the Company does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement by the Financial Industry Regulatory Authority, any other self-regulatory organizations or Government Agencies, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that Executive does not need the prior authorization of the Company to make any such reports or disclosures and that Executive is not required to notify the Company that Executive has made such reports or disclosures. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

7.	Assignment.

This Agreement cannot be assigned by the Company without your prior written consent, other than (a) an assignment to an affiliate of the Company made as part of an internal reorganization applicable to employees of the Company generally or (b) to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, and shall be binding and inure to the benefit of the Company, its successors and any permitted assigns. No right, obligation or duty or duty of this Agreement may be assigned by you without the prior written consent of the Company.

8.	Counterparts.

This offer may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which counterparts of this offer, when taken together shall constitute one and the same instrument.

9.	No Third-Party Beneficiaries.

Nothing in this offer, express or implied, is intended or will be construed to confer on any person, other than the parties to this offer, any right, remedy, or claim under or with respect to this offer.

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10.	Notices.

All notices and other communications under this offer must be in writing and will be deemed to have been given if delivered personally, mailed by certified mail, or delivered by an overnight delivery service (with confirmation), to the parties at the addresses as a party may designate from time-to-time. Any notice or other communication will be deemed given: (a) on the date of personal delivery; (b) at the expiration of the third day after the date of deposit in the United States mail; or (c) on the date of confirmation of delivery by overnight delivery service.

11.	Waiver of Jury Trial.

Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

12.	Entire Agreement; Amendment.

This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope and supersedes all prior agreements (including, without limitation, any offer letters, term sheets, consulting agreements and correspondence relating thereto), whether written or oral, that directly or indirectly bear upon the subject matter hereof, excluding any restrictive covenant agreement by and between the Parties. This Agreement may not be amended, modified or changed (in whole or in part), except by written agreement executed by both of the parties hereto.

13.	Further Assurances.

Each party agrees: (a) to execute and deliver such other documents; and (b) to do and perform such other acts and things, as any other party may reasonably request, to carry out the intent and accomplish the purposes of this offer.

14.	Waiver.

Any provision or condition of this offer may be waived at any time, in writing, by the party entitled to the benefit of such provision or condition. Waiver of any breach of any provision will not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

15.	Governing Law.

This offer will be governed by and construed in accordance with the laws of the State of Arizona, without regard to conflict of law provisions.

16.	Severability.

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under applicable law, such provision, as to such jurisdiction, shall be ineffective without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

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17.	Headings.

Section headings in this offer are for convenience and reference only and shall not govern the interpretation of any of the provisions of this offer.

18.	Attorneys’ Fees and Costs.

If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.

Sincerely,

/s/ Mark Hanchett

Mark Hanchett, Chairman and CEO of Nxu

Employee Signature:	/s/ Sarah Wyant

Date: October 23, 2024

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Exhibit A

EQUITY COMPENSATION ADDENDUM

For the avoidance of doubt, all Restricted Stock Units described in this Exhibit A shall be subject to adjustment upon a Change in Capitalization as defined in the Amended 2023 Omnibus Plan (as defined below) and shall, except as described below, remain subject to the terms and conditions thereof.

-	On August 21, 2023, Executive received a grant of $190,000 in Restricted Stock Units (“RSUs”). Pursuant to the RSU Exchange Program, on February 23, 2024, $47,500 of Executive’s RSUs were exchanged for nonqualified stock options. Executive has $142,500 in RSUs outstanding, of which $11,875 were vested as of September 30, 2024. The Company and Executive hereby desire to set the number of the RSUs due under the Base Equity award through the September 30, 2024 original vesting date. The number of RSUs shall be calculated by dividing $11,875 by the closing share price August 14, 2024 ($0.3399) (the “Calculation Date”), resulting in an award of 34,936 RSUs. The Executive shall not be entitled to any RSUs for the vesting periods after September 30, 2024. The Company has determined that the execution of the Merger Agreement will enable it to deliver a portion of the RSUs subject to Delayed Vesting without jeopardizing its ability to continue as a going concern. Following the execution of the Merger Agreement, the Company will deliver the RSUs to the Participant in installments in such amounts as the Company determines may be delivered to the Executive without jeopardizing the Company’s ability to continue as a going concern. Such RSUs shall be delivered until the earlier of (A) the date all the RSUs subject to Delayed Vesting have been delivered to the Participant or (B) the date that is no later than 5 business days prior to the closing of the Transaction (such earlier date, the “Cut-Off Date”). Any RSUs that have not been delivered to the Participant as of the Cut-Off Date shall be forfeited for no consideration.

-	Effective as of the Amendment Date, Executive holds stock options under the Amended 2023 Omnibus Plan. All of the stock options have a per share exercise price in excess of the current fair market value of the Company’s stock as of the Amendment Date. Executive hereby agrees to forfeit all outstanding stock options, whether vested or unvested, for no consideration immediately prior to a Change in Control, provided the per share exercise price, as adjusted to reflect any changes in the Company’s capitalization between the Amendment Date and the date on which a Change in Control occurs, remains in excess of the Company’s closing stock price on the trading day immediately preceding the date on which the Change in Control occurs.

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Notwithstanding anything to the contrary in this Exhibit A, in no event shall any RSUs (whether pursuant to a Base Equity award, an STIP Bonus, a High Impact Award or otherwise) be settled pursuant to this Exhibit A unless the Company has provided to counsel to Verde Bioresins, Inc. (“Counsel”), on the business day immediately preceding the date of proposed settlement, an updated analysis under Section 280G of the Code in substantially the form provided to Counsel immediately prior to the date of the Merger Agreement, which reflects the approximate effect of the settlement of the RSUs to be settled on such date, and which revised analysis Counsel has confirmed is acceptable (which confirmation shall not be unreasonably withheld, conditioned or delayed).  For the avoidance of doubt, any updated analysis under Section 280G of the Code provided to Counsel shall treat settled RSUs as compensatory payments that are contingent on a change of control in the ownership or effective control of the Company within the meaning of Section 280G of the Code, shall assume that the Financing Bonus shall be paid in full, and shall not reduce the value of any compensatory payments payable to the Executive by a valuation of services rendered or to be rendered by the Executive. It is understood and agreed that no RSUs shall be settled to the extent such settlement would cause the Executive to be subject to the excise taxes imposed by Section 4999 based on the analysis described in this paragraph; provided, however, that at the Company and Executive’s request, Verde Bioresins, Inc. may consider permitting such RSUs to be settled upon receipt of satisfactory evidence, which shall be determined in Counsel’s sole discretion, that the Executive has remitted to an escrow account established by the Company for this purpose, the amount(s) necessary to cover the Company’s tax withholding obligations under Section 4999 upon the closing of the Transaction.

The amendment to this Exhibit A supersedes and replaces any award agreement between the Company and Executive to the extent the terms of such award agreement are inconsistent with this Exhibit A.

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EXHIBIT B

FORM OF AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (this “Agreement and General Release”) is made and entered into on ________________________, 20__ by and between Sarah Wyant (“Executive”) and NXU, Inc. (“Employer”).

WHEREAS, Executive has been employed by Employer and the parties wish to resolve all outstanding claims and disputes between them relating to such employment;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and General Release, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.	In consideration for Executive’s promises, covenants and agreements in this Agreement and General Release, Employer agrees to make the payments to and on behalf of Executive provided under Section 2 or 4 of the employment agreement between Executive and Employer dated October 23, 2024 (the “Employment Agreement”), in accordance with the terms and subject to the conditions of such Employment Agreement. Executive would not otherwise be entitled to such payments but for Executive’s promises, covenants and agreements in this Agreement and General Release.

2.	The parties agree that the payments described in Section 1 of this Agreement and General Release are in full, final and complete settlement of all claims Executive may have against Employer, Verde Bioresins Inc., it or their respective past and present subsidiaries and affiliates, and their respective officers, directors, owners, members, shareholders, employees, agents, advisors, consultants, insurers, attorneys, successors and/or assigns of each of the foregoing (collectively, the “Releasees”) arising out of or in any way connected with Executive’s employment with Employer or any of its affiliates or the termination of such employment. For the avoidance of doubt, this Agreement and General Release provides for the sole and exclusive benefits for which Executive is eligible as a result of Executive’s termination of employment, and Executive shall not be eligible for any benefits under Employer’s severance plan, if any, or any other agreement or arrangement providing for benefits upon a separation from service other than the Employment Agreement.

3.	Nothing in this Agreement and General Release shall be construed as an admission of liability by Employer or any other Releasee, and Employer specifically disclaims liability to or wrongful treatment of Executive on the part of itself and all other Releasees.

4.	To the extent permitted by applicable law and Sections 6(e) and (f) and 11, Executive agrees that Executive will not encourage or assist any person to litigate claims or file administrative charges against Employer or any other Releasee, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process, in which case Executive agrees to notify Employer immediately of Executive’s receipt of such subpoena so that Employer has the opportunity to contest the same. To the extent permitted by applicable law and Sections 6(e) and (f) and 11, if any court has or assumes jurisdiction of any action against Employer or any of its affiliates on behalf of Executive, Executive will request the court withdraw from or dismiss the matter with prejudice. Executive further represents that Executive has reported to Employer in writing any and all work-related injuries that Executive has suffered or sustained during Executive’s employment with Employer or its affiliates.

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5.	Executive covenants not to sue, and fully and forever releases and discharges Employer and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Executive’s employment with Employer or any of its affiliates or the termination of such employment. This release includes but is not limited to claims arising under federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Employee Retirement Income Security Act of 1974, as amended (including but not limited to fiduciary claims), claims for attorneys’ fees or costs, any and all statutory or common law provisions relating to or affecting Executive’s employment with Employer or its affiliates, and any and all claims in contract, tort, or premised on any other legal theory. Executive acknowledges that Executive is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of all of Executive’s presently existing covered claims against the Releasees arising out of or in any way connected with Executive’s employment with Employer or any of its affiliates or the termination of such employment, to the maximum extent permitted by law.

6.	Nothing in this Agreement and General Release shall be construed to: (a) waive any rights or claims of Executive that arise after Executive signs this Agreement and General Release; (b) waive any rights or claims of Executive to enforce the terms of this Agreement and General Release; (c) waive any claim for worker’s compensation or unemployment benefits; (d) waive any rights or claims for the provision of accrued benefits conferred to Executive or Executive’s beneficiaries under the terms of Employer’s medical, dental, life insurance or defined contribution retirement benefit plans; (e) limit Executive’s ability to file a charge or complaint with the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); (f) limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; (g) release claims challenging the validity of this Agreement under the ADEA; (h) release the Releasees or any of them from any claim that by law cannot be waived or released; (i) release any existing rights that Executive may have, if any, to indemnification pursuant to the Employer’s or an affiliate’s governing documents and/or any directors’ and officers’ insurance policy of the Employer for acts committed during the course of Executive’s employment; or (j) waive any rights of Executive with respect to vested equity. Executive expressly waives and agrees to waive (y) any right to recover monetary damages for personal injuries in any charge, complaint or lawsuit filed by Executive or anyone else on behalf of Executive for any released claims and (z) any right to receive any monetary relief from any action brought by Executive or on Executive’s behalf pursuant to the Federal False Claims Act, 31 U.S. Code § 3729, any federal law with a qui tam recovery provision, or any similar state law. This Agreement and General Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

7.	Executive acknowledges that all Confidential Information (as defined in the Employment Agreement) regarding Employer’s or any Company Group Member’s (as defined in the Employment Agreement) business compiled, created or obtained by, or furnished to, Executive during the course of or in connection with Executive’s employment with Employer or any Company Group member is the exclusive property of Employer or such Company Group member. Upon or before execution of this Agreement and General Release, Executive will return to Employer all originals and copies of any material containing Confidential Information, and Executive further agrees that Executive will not, directly or indirectly, use or disclose such information in violation of the Employment Agreement. Executive will also return to Employer upon or before execution of this Agreement and General Release any other items in Executive’s possession, custody or control that are the property of Employer, including, but not limited to, Executive’s files, credit cards, identification card, data storage devices, passwords and office keys.

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8.	Executive acknowledges that (a) Executive has been given at least twenty-one (21)[1] calendar days to consider this Agreement and General Release and that modifications hereof which are mutually agreed upon by the parties hereto, whether material or immaterial, do not restart the twenty-one day period; (b) Executive has seven (7) calendar days from the date Executive executes this Agreement and General Release in which to revoke it; and (c) this Agreement and General Release will not be effective or enforceable nor the amounts set forth in Section 1 paid unless the seven- day revocation period ends without revocation by Executive. Revocation can be made by delivery and receipt of a written notice of revocation to Britt Ide at britt@ideenergy.com by midnight on or before the seventh calendar day after Executive signs this Agreement and General Release.

9.	Executive acknowledges that Executive has been advised to consult with an attorney of Executive’s choice with regard to this Agreement and General Release. Executive hereby acknowledges that Executive understands the significance of this Agreement and General Release, and represents that the terms of this Agreement and General Release are fully understood and voluntarily accepted by Executive.

10.	Executive agrees that Executive will treat the existence and terms of this Agreement and General Release as confidential and will not discuss this Agreement and General Release, its terms or the circumstances surrounding Executive’s separation from service with Employer or its affiliates with anyone other than: (a) Executive’s counsel or tax or financial advisor as necessary to secure their professional advice, (b) Executive’s spouse or (c) as may be required by law.

11.	Any non-disclosure provision in this Agreement and General Release does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement and General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organizations or Government Agencies, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that Executive does not need the prior authorization of the Employer to make any such reports or disclosures and that Executive is not required to notify the Employer that Executive has made such reports or disclosures.

12.	Following the termination of Executive’s employment, subject to Sections 6(e) and (f) and 11 and whether or not the Executive is entitled to the Financing Bonus or severance, Executive shall not make any negative statements or communications about any Company Group Member or any of their respective direct or indirect equity holders, directors, managers, officers or employees. Notwithstanding the foregoing, nothing in this Agreement is intended to require any person to make any untruthful statement or to violate any law.

13.	In the event of any lawsuit against Employer or any of its affiliates that relates to alleged acts or omissions by Executive during Executive’s employment with Employer or any affiliate, to the extent permitted by applicable law Executive agrees to cooperate with Employer and its affiliates by voluntarily providing truthful and full information as reasonably necessary for Employer and its affiliates to defend against such lawsuit, provided that the Employer shall reimburse Executive’s reasonable expenses incurred in providing such assistance (including, without limitation, attorneys’ fees and lodging and meals) subject to Executive’s delivery of written notice to the Employer prior to the time such expenses are incurred.

1 Change to forty-five (45) days in the case of a group termination under the ADEA.

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14.	This Agreement and General Release shall be binding on Employer and Executive and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

15.	This Agreement and General Release (and, to the extent explicitly provided herein, the Employment Agreement) set forth the entire agreement between Executive and Employer, and fully supersede any and all prior agreements or understandings between them regarding their subject matter; provided, however, that nothing in this Agreement and General Release is intended to or shall be construed to limit, impair or terminate any obligation of Executive pursuant to any non- competition, non-solicitation, confidentiality or intellectual property agreements that have been signed by Executive where such agreements by their terms continue after Executive’s employment with Employer terminates, including, but not limited to, the provisions of Section 6 of the Employment Agreement. This Agreement and General Release may only be modified by written agreement signed by both parties.

16.	The Employer and Executive agree that in the event any provision of this Agreement and General Release is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from this Agreement and General Release and the remainder of this Agreement and General Release shall remain in full force and effect.

17.	This Agreement and General Release will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

18.	All judicial proceedings brought against any party arising out of or relating to this Agreement and General Release, or any obligations or liabilities hereunder, shall be brought and maintained in the courts of the State of Delaware or the federal courts located in the State of Delaware. By executing this Agreement and General Release, each party irrevocably: (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives, to the fullest extent permitted by applicable law any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute; and (c) agrees that the provisions of this Section 18 relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under applicable law. Notwithstanding the foregoing, the Employer may seek injunctive or equitable relief to enforce the terms of this Agreement and General Release in any court of competent jurisdiction.

19.	Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement and General Release.

20.	The language of all parts of this Agreement and General Release in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

[Signature Page Follows]

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PLEASE READ CAREFULLY. THIS

AGREEMENT AND GENERAL RELEASE INCLUDES A

RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

“EMPLOYER”

NXU, Inc.

By:

Name:

Title:

“EXECUTIVE”

Sarah Wyant

Date:

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